Exhibit 10 (p)

Alberto-Culver Company

Executive Deferred Compensation Plan

Table of Contents

I.	Preamble, Definitions and Purpose	1

1.1	Preamble	1
1.2	Definitions	1
1.3	Purpose	3
1.4	Bonus Deferrals	3

II.	Participation	4

2.1	Participation, Notification and Election	4
2.2	Deferral Procedure	4
2.3	Intentionally Omitted	5
2.4	Establishment of Accounts	5
2.5	Account Valuation and Earnings	5
2.6	Benefit Payments	5
2.7	Intentionally Omitted	6
2.8	Additional Company Contributions	6
2.9	Change in Control	8

III.	General Provisions	8

3.1	Funding	8
3.2	Vesting	8
3.3	In-Service Withdrawals	9
3.4	Beneficiary Designation	9
3.5	Death Benefits	10
3.6	Administration	10
3.7	Administrative Fees and Expenses	10
3.8	Claims Procedure	10
3.9	Tax Liability	11

IV.	Exempt Status	12

V.	Indemnification	12

VI.	Amendment and Termination	12

VII.	Miscellaneous	12

7.1	Nonassignability	12
7.2	No Contract of Employment	12
7.3	Participant Litigation	13

7.4	Participant and Beneficiary Duties	13
7.5	Governing Law	13
7.6	Validity	13
7.7	Notices	13
7.8	Successors	13

I.	Preamble, Definitions and Purpose

1.1	Preamble

Pursuant to this plan document, Alberto-Culver Company will maintain an unfunded deferred compensation plan, to be established as of the date that the Delaware corporation having the name or previously having the name New Sally Holdings, Inc. (“New Sally”) distributes the then outstanding Common Stock of the Company to holders of common stock $.01 par value per share of New Sally (“Effective Date”), and to be known as the Alberto-Culver Company Executive Deferred Compensation Plan (“Plan”). Under the terms of the Plan, eligible employees of the Alberto-Culver Company and certain of its domestic subsidiaries are allowed to defer a portion of their Compensation. Participants and their beneficiaries shall have no interest in any Company assets as a source of funds to satisfy the benefit obligations under the Plan. The Plan constitutes an unsecured promise by the Company to make benefit payments in the future and Participants shall have the status of general unsecured creditors of the Company.

The Plan was approved by the stockholders of the Company on November 13, 2006. At the time of approval by the stockholders of the Company, the name of the Company was New Aristotle Holdings, Inc. Following the time of adoption, the name of the Company will be changed to Alberto-Culver Company. At the time of adoption of the Plan by the Company, a plan with the same name was maintained by Alberto-Culver Company, as then constituted (EIN: 36-2257936) (the “Prior Plan”). As of the Effective Date, (i) all amounts that were deferred or became vested under the Prior Plan on or after January 1, 2005 with respect to current or former employees of the Company shall be credited to Participant accounts and be paid pursuant to the terms of this Plan, and (ii) all amounts that were deferred or became vested prior to January 1, 2005 with respect to current or former employees of the Company shall continue to be governed by the Prior Plan.

1.2	Definitions

Capitalized terms are generally defined in the Section where used. The following terms appear in several Sections and are defined below for convenient reference:

(a)

“Beneficiary” -One or more individuals, trusts or other entities that are designated in the most recent writing by the Participant to receive a benefit in the event of the Participant’s death. If more than one Beneficiary survives the Participant, such benefit payments shall be made equally to all such Beneficiaries, unless otherwise indicated by the Participant on the beneficiary form.

(b)	“Code” -The Internal Revenue Code of 1986, as amended.

(c)

“Compensation” -The salary and commissions, where applicable, and bonuses of an employee as set by the Company for a Plan Year, exclusive of any amounts payable under severance plans, option plans, and any other benefit or welfare plan of the Company now or hereafter existing; provided, that Compensation shall also include incentive pay under the Company’s management incentive plans, middle management bonus plans and sales incentive plans, but expressly excluding any incentive pay under the Company’s 1994 Shareholder Value Incentive Plan. The Plan Administrator shall have the discretion to determine which type of incentive pay are included in

Compensation under the foregoing definition, which includes the authority to add or delete incentive plans of the Company.

(d)	“Compensation Committee” -the Compensation and Leadership Development Committee of the Board of Directors of Alberto-Culver Company.

(e)

“Company” -Alberto-Culver Company and any direct or indirect domestic subsidiaries which, with the consent of Alberto-Culver Company, adopts this Plan by resolution of its board of directors. On the date hereof , Alberto-Culver (P.R.) Inc., Alberto-Culver USA, Inc., St. Ives Laboratories, Inc., Pro-Line International, Inc., Alberto-Culver Overseas, Inc., and Alberto-Culver International, Inc. have adopted this Plan with the consent of Alberto-Culver Company.

(f)

“Deferral Agreement Form” -A written agreement between a Participant and the Company to defer receipt of future Salary Compensation and/or Bonus Compensation. The Plan Administrator may amend this form from time to time. The Plan Administrator may adopt procedures providing for the Deferral Agreement Form to consist of elections made by a Participant using a website, telephone voice response system, or other electronic means.

(g)

“Disability” – A medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and which entitles the Participant to receive disability benefits for a period of not less than 3 months under the Alberto-Culver Company Long Term Disability Plan or any other plan maintained by the Company.

(h)

“Eligible Compensation” -The salary and commissions, where applicable, of an employee as set by the Company for a Plan Year, exclusive of any amounts payable under bonus and incentive plans, severance plans, option plans, and any other benefit or welfare plan of the Company now or hereafter existing.

(i)

“Excess Compensation” -Compensation that cannot be taken into account under the 401(k) Plans or the Profit-Sharing Plan because such Compensation exceeds the limit on maximum includable compensation established under Section 401(a)(17) of the Code.

(j)	“ERISA” -The Employee Retirement Income Security Act of 1974, as amended.

(k)

“401(k) Plan” -The Alberto-Culver 401(k) Savings Plan and, if so determined by the Compensation Committee, any other plan sponsored by a participating Company that provides a cash or deferred election under Section 401(k) of the Code.

(l)

“Highly Compensated Employee” -an employee of the Company whose Eligible Compensation is greater than the dollar amount set forth in Code Section 414(q) (or any successor provision), as adjusted by the Internal Revenue Service from time to time.

(m)

“Key Employee” – A Participant who is a “specified employee” as defined in Section 409A of the Code. The status of Participants as Key Employee shall be determined as of the last day of each Plan Year, and shall apply for the 12-month period beginning on the following April 1.

(n)	“Bonus Compensation” – The annual cash bonus paid under either the Alberto-Culver Company Management Incentive Plan (“MIP”) or Management Bonus Plan (“MBP”).

(o)	Intentionally Omitted

(p)	“Salary Compensation” – Salary and commissions, where applicable, of any employee as set by the Company for a Plan Year.

(q)

“Participant” -A Highly Compensated Employee who meets the participation requirements set forth in Section 2.1 and either elects to participate in the Plan in accordance herewith or is credited with additional contributions pursuant to Section 2.8.

(r)

“Plan Administrator” -An individual selected from time to time by the Compensation Committee to administer the Plan and perform all accounting and administrative functions in connection therewith. All or a portion of the accounting and administrative functions may be delegated by the Plan Administrator to a third party.

(s)	“Plan Year” -Each 12 consecutive month period commencing on January 1 and ending on December 31.

(t)	“Profit-Sharing Plan” -The Alberto-Culver Company Employees’ Profit Sharing Plan.

(u)	“Termination of Employment” –Any “separation from service” within the meaning of Section 409A of the Code.

1.3	Purpose

Alberto-Culver Company and certain of its domestic subsidiaries sponsor the 401(k) Plans for the benefit of their U.S. employees and their beneficiaries. Each of the 401(k) Plans operate as a “qualified plan”, as defined under the Code, and therefore are subject to deferral limitations contained therein. The Plan is established to mitigate the effect of these limitations by allowing Participants to defer a greater portion of their Compensation and the earnings thereon than is permitted solely under the 401(k) Plans, and to provide for certain other forms of deferred compensation for Participants.

1.4	Bonus Deferrals

Participants under the MIP and MBP will be entitled to defer a portion of their Bonus Compensation under the terms of this Plan, provided such participants qualify as a Highly Compensated Employee. All such amounts deferred hereunder shall be governed by the terms of this Plan and not by the terms of the MIP or MBP. In no event shall any deferral of Bonus Compensation exceed the actual cash bonus paid under the MIP or MBP, less all amounts withheld therefrom.

II.	Participation

2.1	Participation, Notification and Election

The Plan Administrator shall provide notification to the Highly Compensated Employees of their eligibility to participate in the Plan. The determination of whether an employee is a Highly Compensated Employee will be calculated based upon such employee’s applicable Eligible Compensation in the preceding calendar year. The determination of whether a new hire is a Highly Compensated Employee will be calculated based upon such new hire’s initial annual salary (without regard to commissions, if any) at the time of hire. The Plan Administrator shall further provide eligible employees with a Deferral Agreement Form. Eligible employees shall elect on the Deferral Agreement Form for the applicable Plan Year, the (i) percentage of Salary Compensation and/or Bonus Compensation to be deferred in that Plan Year, (ii) commencement date of distributions with respect to deferrals made in such Plan Year, (iii) method of distribution which may be either a single-sum distribution or annual distribution installments which can be no more than ten, and (iv) any other elections required by the Plan Administrator and set forth on the Deferral Agreement Form. In the case of annual installments, each installment shall be equal to the balance in the Participant’s account immediately prior to the installment divided by the number of remaining installments, and if any distribution to a Key Employee is required to be deferred until six months after his termination of employment, such deferral shall apply only to the first installment and the remaining installments shall be paid in accordance with the original schedule. A Participant is not permitted to (i) defer Salary Compensation or Bonus Compensation for a pay period which has commenced prior to the date on which the Deferral Agreement Form is signed by the Participant and delivered to the Plan Administrator and (ii) with the exception of the Participant’s termination of employment with the Company or a Change in Control as set forth in Section 2.9, defer Salary Compensation or Bonus Compensation for a period of time less than three years from the commencement date of such deferrals.

2.2	Deferral Procedure

Upon receipt of a properly completed and timely executed Deferral Agreement Form, the Company will withhold from each paycheck, the designated percentage of the Participant’s Salary Compensation and/or Bonus Compensation. Changes in salary during the Plan Year shall be subject to the same Compensation deferral percentage as previously elected and indicated on the Deferral Agreement Form. Subject to applicable law, the deferral amount shall not be included as wages subject to federal income tax on the Participant’s federal income tax withholding statement. Participant deferrals shall be subject to employment taxes, including Federal Insurance Contributions Act contributions, and any state or local taxes as required. The Participant must elect to defer not less than 1% and not more than 100% of his/her Salary Compensation and/or Bonus Compensation, provided that under no circumstances shall the amount of (i) Bonus Compensation deferred exceed 100% of the Participant’s Bonus Compensation less all amounts withheld therefrom or (ii) Salary Compensation deferred exceed 100% of the Participant’s Salary Compensation less all amounts withheld therefrom. Such deferral percentages must be in 1% increments.

All elections shall be made before the beginning of the Plan Year in which the services are to be performed with the exception of a new hire. A new hire will be allowed to participate in the Plan provided such employee submits a Deferral Agreement Form within 30 days of the date of hire. In such an event, the new employee shall become a Participant on the first day of the first payroll period beginning in the next calendar quarter following the date on which the Deferral Agreement Form is submitted to the Plan Administrator. If the new employee is eligible to receive, and elects to defer, Bonus Compensation for the year in which he is hired, the deferral election shall apply only to the portion of his Bonus Compensation attributable to the period after the date of the Deferral Agreement Form, determined by daily proration. If a new employee fails to submit a Deferral Agreement Form within such 30 day period, the new employee will not be allowed to participate in the Plan until the beginning of the next Plan Year. Each Plan Year, Participants will be required to complete a new Deferral Agreement Form prior to the commencement of such Plan Year if they wish to defer income for that Plan Year.

If in any Plan Year the Company determines that incentive pay, or any portion thereof, cannot be included in Compensation under the Profit-Sharing Plan or any 401(k) Plan without adversely affecting the tax qualified status of such Plan, the Plan Administrator may adopt procedures consistent with Section 409A of the Code to permit each Participant who is otherwise a Highly Compensated Employee to elect to defer a percentage of the net amount of such incentive pay.

Notwithstanding the foregoing, deferrals under this Plan for the 2006 Plan Year shall be governed by deferral elections made for the 2006 plan year under the Prior Plan.

2.3	Intentionally Omitted.

2.4	Establishment of Accounts

Each Participant shall have an account established by the Plan Administrator and Participant statements will be distributed to Participants in the Plan on not less than a quarterly basis. The Company will maintain an accrual for the aggregate amount of deferred benefits under the Plan on the Company’s accounting records. A Participant’s account may be divided into subaccounts as necessary to reflect different payment or vesting terms, or for other purposes as the Plan Administrator may determine.

2.5	Account Valuation and Earnings

The account established for each Participant under Section 2.4 will be valued on not less than a quarterly basis. Such account shall be adjusted quarterly to reflect a reasonable fixed annual rate of interest as determined by the Compensation Committee. This rate may be prospectively adjusted on an annual or more frequent basis as deemed appropriate by the Compensation Committee. The rate chosen by the Compensation Committee from time to time shall apply to the entire balance of all Participants’ accounts.

2.6	Benefit Payments

Except as otherwise provided in Sections 2.7 and 2.8, the account established for each Participant under Section 2.4 shall be payable to the Participant as provided in the Deferral Agreement Form (or, in the case of a Participant who is allocated a contribution without having entered into a Deferral Agreement Form, in such manner as the Participant may elect upon commencing participation in accordance with procedures established by the Plan Administrator). The Plan Administrator may allow, in its discretion, for amendments by Participants to his

Deferral Agreement Form with respect to the timing of deferred payments thereunder, provided such amendments to the timing of deferred payments are in accordance with Section 409A of the Code, and provided further that for purposes of Section 409A of the Code all installment payments shall be treated as a single payment. In the event of any of the following occurrences, the vested portion of the account established for each Participant under Section 2.4 shall be payable to the Participant or Beneficiary no later than 90 days after the last day of the month in which the Plan Administrator receives notification that:

(a)

The Participant’s employment with the Company has terminated and the Participant has not elected a future deferral payment date in his Deferral Agreement Form, provided that if the Participant is a Key Employee and the termination of employment did not result from death or Disability, payment shall be deferred until six months after the date of termination;

or

(b)

a Change in Control occurs as set forth in Section 2.9 (at which time the entire account shall vest). In addition, upon liquidation of the Company, the Plan shall be terminated and the vested portion of the accounts established for each Participant under Section 2.4 shall be payable to each Participant or Beneficiary as soon as reasonably practicable following such liquidation.

2.7	Intentionally Omitted.

2.8	Additional Company Contributions.

In addition to the contributions described in Section 2.7, for each Plan Year the Company shall credit the following amounts to Participants’ accounts:

(a)

With respect to Participants who receive Excess Compensation in any Plan Year, an amount equal to the excess, if any, of (i) the amount of matching contributions that would have been contributed to the Participant’s account in the 401(k) Plan for such Plan Year if the Participant’s Excess Compensation had been taken into account under the 401(k) Plan and the Participant had elected to defer the maximum percentage of his Compensation (including the Excess Compensation) permitted under the 401(k) Plan (disregarding any limits imposed on maximum contributions under the Code, and regardless of whether the Participant actually elects to defer any portion of his Compensation under this Plan), over (ii) the amount of matching contributions actually contributed to such Participant’s 401(k) Plan account for the Plan Year. Such amounts shall be credited as of the date on which the matching contributions are made under the applicable 401(k) Plan.

(b)

With respect to Participants in the Profit-Sharing Plan who receive Excess Compensation in the plan year of the Profit-Sharing Plan that ends during the Plan Year (the “Profit-Sharing Year”), an amount equal to the excess, if any, of (i) the amount of employer contributions that would have been contributed to the Participant’s account in the Profit-Sharing Plan for such Profit-Sharing Year if the Participant’s Excess Compensation had been taken into account under the Profit-Sharing Plan, over (ii) the amount of employer contributions actually contributed to such Participant’s Profit-Sharing Plan account for such Profit-Sharing Year. Such amounts shall be credited as of the date on which the employer contributions are made under the Profit-Sharing Plan.

(c)

With respect to each Participant who is a participant in the Company’s 1994 Shareholder Value Incentive Plan as of October 1, 2003, a supplemental amount in an amount to be determined by the Compensation Committee in its sole discretion. Unless otherwise determined by the Compensation Committee, each such Participant shall be entitled to a supplemental contribution for the number of Plan Years, beginning with 2004, equal to the integer determined by dividing the Participant’s full years of employment with the Company as of December 31, 2003, by three (disregarding any fractional period). The supplemental contribution for each Plan Year shall be equal to the total additional Company contributions allocated to the Participant under Sections 2.8(a) and 2.8(b) above for such Plan Year. Such amount (the “Section 2.8(c) Credit”) shall be credited no later than five business days following the date on which the matching contributions are made under the applicable 401(k) Plan only to Participants entitled to a supplemental contribution for the Plan Year and still employed on the last day of the applicable Plan Year, and no Participant shall be entitled to more than five such payments. The Plan Administrator may divide the Section 2.8(c) Credit into two credits, provided the full amount of the Section 2.8(c) Credit is made on or before five business days following the date on which matching contributions are made under the applicable 401(k) Plan.

(d)

Payment of Company contributions (or the first installment thereof depending on the Participant’s election) credited to a Participant’s account in accordance with Section 2.8(a), (b) and (c) must be deferred until the earliest of (i) the Participant’s termination of employment other than by reason of death or Disability (or six months following the termination of employment in the case of a Key Employee), (ii) the Participant’s death or Disability, or (iii) a Change in Control as set forth in Section 2.9.

(e)

If in any Plan Year the Company determines that any incentive pay compensation that is deferred under this Plan, or any other similar type of compensation designated by the Plan Administrator, or any portion thereof (“Disqualified Compensation”) cannot be included in Compensation under the Profit-Sharing Plan or any 401(k) Plan without adversely affecting the tax qualified status of such Plan, each effected Participant shall receive contributions to his account calculated under Section 2.8(a) or (b) as if such Disqualified Compensation were Excess Compensation; provided that if Disqualified Compensation, if included in Compensation, would have been Excess Compensation, such Participant shall not receive contributions under this Section 2.8(e) which duplicate those received under Section 2.8(a) or (b).

(f)

The Compensation Committee may, on an individual basis, provide for additional amounts to be credited to the account of certain Participants, which amounts may, without limitation, compensate a Participant for deferred compensation or retirement income that cannot be provided under a tax qualified plan. Such amounts may be subject to such conditions and limitations, including vesting, as the Compensation Committee may provide. Any such amounts shall be described in a written agreement between such Participant and the Company (which may be a portion of an employment agreement referencing this Plan), and no person shall have any rights to any such additional contributions in the absence of such a written agreement.

2.9	Change in Control

Notwithstanding any other provisions of the Plan, the entire balance of each Participant’s account shall be distributed to such Participant as soon as reasonably practicable after the date of the occurrence of a Change in Control with respect to such Participant. Such distribution shall be in the form of a single lump sum cash payment. For purposes of this Section 2.9, the definition of a Change in Control shall be as defined by Section 409A.

III.	General Provisions

3.1	Funding

All amounts paid under the Plan shall be paid in cash from the general assets of the Company. Such amounts shall be reflected on the accounting records of the Company, but shall not be construed to create or require the creation of a trust, custodial account or escrow account. No Participant shall have any right, title, or interest in any assets, accounts or funds that the Company may establish to aid in providing benefits under the Plan or otherwise. The Plan does not create a trust or establish any fiduciary relationships between the Company and any Participant or Beneficiary of the Plan, nor will any interest other than that of an unsecured creditor exist.

Alberto-Culver Company may, but shall not be obligated to, establish one or more trusts and contribute, or cause Companies to contribute, amounts to such trusts to be used for the payment of benefits under this Plan. Any such trust shall be of the type commonly referred to as a “rabbi trust”, and each Company shall be treated as the owner of the portion of assets of such trust contributed by such Company for tax purposes in accordance with Section 671-Section 678 of the Code. The assets of any such trust shall remain subject to the claims of creditors of the Company contributing such assets, and no Participant or any other person shall have any beneficial interest in or other claim to the assets of any such trust beyond that of a general creditor as provided above. Any payments made to or on behalf of a Participant from any such trust shall fully discharge the liability of the Company to such Participant under the Plan to the extent of the amount so paid. If Alberto-Culver Company elects to establish one or more such trusts, the Plan Administrator shall have the right to select, remove, and replace the trustee thereof at any time in its sole discretion, and shall enter into one or more agreements governing such trust containing such terms as it determines, and may modify, amend or revoke any such agreements, all in his sole discretion. Anything else to the contrary notwithstanding, in no event shall any amount be deposited on or after August 17, 2006, into any trust, or otherwise set aside in an arrangement designated by the Internal Revenue Service, for the payment of benefits to any Participant who either is, or at the time of his termination of employment was, either subject to Section 16 of the Securities Exchange Act of 1934, or an executive officer whose compensation is required to be included in the Company’s annual proxy statement, during any “restricted period” as defined in Section 409A(b)(3) of the Code, as amended by Section 116 of the Pension Protection Act of 2006.

3.2	Vesting

A Participant is always 100% vested in such Participant’s own contributions and the earnings thereon. Except as otherwise provided in a separate agreement pursuant to Section 2.8(f),

Participants will vest in all Company contributions upon the earliest to occur: (i) Participant’s completion of five Years of Service (as defined in the Profit Sharing Plan), (ii) Participant’s Retirement (as defined in the 2003 ACSOP), (iii) Change in Control occurs as set forth in Section 2.9, and (iv) Participant’s death or Disability.

3.3	In-Service Withdrawals

Except as described in this Section 3.3 (or procedures established by the Plan Administrator pursuant to Section 2.6), the date upon which deferral distributions commence and the number of equal annual installments payable starting on such commencement date shall be irrevocable. Participants may request to receive an early distribution of all or a portion of the vested balance of the account owed to the Participant, except that a Participant may only receive an early distribution of an amount deferred after December 31, 2004, or the income thereon, to the extent necessary to satisfy an “Unforeseeable Emergency” as provided below A single-sum payment shall be paid to Participants who request such distribution. An early distribution paid to a Participant shall result in a penalty equal to 10% of such early distribution. The Participant will forfeit all right, title and interest to an amount equal to such penalty. The early distribution shall be paid to the Participant net of the 10% penalty and any required withholding taxes pursuant to Section 3.9.

Notwithstanding the preceding paragraph, any request for an early distribution of all or a portion of the vested balance of the account owed to the Participant on account of an “Unforeseeable Emergency” shall not bear the 10% early distribution penalty and may be requested for any amounts deferred hereunder. For purposes of this Section 3.3, an Unforeseeable Emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances beyond the control of the Participant. The determination of whether a request for an early distribution is on account of an Unforeseeable Emergency shall be made by the sole discretion of the Plan Administrator who shall apply the standards prescribed under Section 409A of the Code.

Any early distribution on account of an Unforeseeable Emergency may not be made to the extent such hardship is or may be relieved by (i) reimbursement or compensation by insurance or otherwise, (ii) liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, (iii) obtaining a loan either within the provisions of the 401(k) Plans or from a third Party lender or (iv) cessation of deferrals under the Plan. Early distributions because of an Unforeseeable Emergency will only be permitted to the extent reasonably needed to satisfy the emergency need in addition to any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the early distribution.

3.4	Beneficiary Designation

Each Participant shall have the right to designate a Beneficiary to receive death benefits under the Plan. If no Beneficiary designation is made or if no such designated Beneficiary survives the Participant, the Plan Administrator shall direct benefit payments to be made to the Participant’s spouse or to the Participant’s estate if no spouse is living.

3.5	Death Benefits

Death benefits shall be paid as a single-sum to the Participant’s Beneficiary within 90 days after the last day of the month in which the later event occurs (i) written notice is given to the Plan Administrator of Participant’s death and an official copy of the death certificate and (ii) a proper Beneficiary has been determined by the Plan Administrator in accordance with Section 3.4.

3.6	Administration

Alberto-Culver Company shall be the “administrator” of the Plan for purposes of Section 3(16)(A) of ERISA. The Plan shall be administered on behalf of Alberto-Culver Company by the Plan Administrator, subject to the oversight of the Compensation Committee; provided, however, that if at any time no individual has been appointed as Plan Administrator, the Plan shall be administered under the oversight of the Compensation Committee by the Vice President, Worldwide Human Resources of Alberto-Culver Company or persons acting under his authority and supervision, who shall have all authority of the Plan Administrator hereunder. The Plan Administrator shall have full power to construe, administer and interpret the Plan and full power to adopt such rules and regulations as he/she may deem necessary or desirable to administer the Plan. Any rule, regulation or procedure adopted by the Plan Administrator that is inconsistent with any provision of the Plan that is administrative or ministerial in nature shall be deemed an amendment to the Plan to the extent of the inconsistency. Subject to Compensation Committee review, which decision to review shall be in the sole discretion of the Compensation Committee, the Plan Administrator’s decisions are final and binding on all parties.

3.7	Administrative Fees and Expenses

All fees and expenses incurred by the Plan in connection with the administration of the Plan shall be paid by the Company.

3.8	Claims Procedure

Any Participant or Beneficiary, or any other person asserting the right to receive a benefit under this Plan by virtue of his relationship to a Participant or Beneficiary (the “Applicant”), who believes that he has the right to a benefit that has not been paid, must file a written claim for such benefit in accordance with the procedures established by the Plan Administrator. All such claims shall be filed not more than one year after the Applicant knows, or with the exercise of reasonable diligence should have known, of the basis for such claim. The preceding sentence shall not be construed to require a Participant or Beneficiary to file a formal claim for the payment of undisputed benefits in the normal course, but any claim that relates to the amount of any benefit shall in any event be filed not more than one year after payment of such benefit commences. The Plan Administrator may retain third party Plan Administrators and recordkeepers for the purpose of processing routine matters relating to the payment of benefits, but correspondence between a Participant, Beneficiary or other person and such third parties shall not be considered claims for purposes of this Section, and a person shall not be considered a Applicant until he has filed a written claim for benefits with the Plan Administrator.

All claims for benefits shall be processed by the Plan Administrator, and the Plan Administrator shall furnish the Applicant within 90 days after receipt of such claim a written notice that specifies the reason for the denial, refers to the pertinent provisions of the Plan on which the denial is based, describes any additional material or information necessary for properly completing the claim and explains why such material or information is necessary, and explains the claim review procedures of this Section 3.8, and the Applicant’s right to bring an action under Section 502 of ERISA, subject to the restrictions of paragraph 502(e) if the request for review is unsuccessful. The 90 day period may be extended by up to an additional 90 days if the Plan Administrator so notifies the Applicant prior to the end of the initial 90 day period, which notice shall include an explanation of the reason for the extension and an estimate of when the processing of the claim will be complete. If the Plan Administrator determines that additional information is necessary to process the claim, the Applicant shall be given a period not less than 45 days to furnish the information, and the time for responding to the claim shall be tolled during the period of time beginning on the date on which the Applicant is notified of the need for the additional information and the day on which the information is furnished (or if earlier the end of the period for furnishing the information).

If the claim is denied in whole or in part, or if the decision on the claim is otherwise adverse, the Applicant may, within 60 days after receipt of such notice, request a review of the decision in writing. If the Applicant requests a review, the Compensation Committee (or such other fiduciary as the Compensation Committee may appoint for such purpose) shall review such decision. The Compensation Committee’s decision on review shall be in writing and furnished not more than five days after the meeting at which the review is completed, and shall include specific reasons for the decision, written in a manner calculated to be understood by the Applicant, shall include specific references to the pertinent provisions of the Plan on which the decision is based, and shall advise the Applicant of his right to bring an action under Section 502 of ERISA, subject to the limitations set forth below.

The Compensation Committee’s decision on review shall be delivered to the Applicant not more than 60 days after the request for review is received, which may be extended to not more than 120 days if special circumstances require and Applicant is notified of the extension by the end of the initial 60 day period, which notice shall explain the reason for the delay and include an estimate of the time at which the review will be complete

As additional consideration for receipt of benefits hereunder, each Participant agrees and covenants, on behalf of himself, his Beneficiaries, and all persons claiming through him, not to initiate any action before any court, under Section 502 of ERISA or otherwise, or before any administrative agency or quasi-judicial tribunal, for any benefit under the Plan, without having first filed a claim for such benefit and requested review of any adverse decision on such claim in accordance with this Section and the procedures established by the Plan Administrator pursuant to this Section, and in any event not more than 180 days after receipt of the decision on review of the adverse claim decision.

3.9	Tax Liability

The Company will withhold all required taxes from any payment of benefits. Any tax which is payable upon an amount deferred under the Plan at the time of deferral or subsequent vesting shall be withheld from other current compensation payable to the Participant, and if no current compensation is otherwise payable the Company shall require such Participant to pay the amount of such tax to the Company. In the event a Participant is subject to tax under Section 409A of the Code, payment of his vested balance may be accelerated to the extent necessary to pay such tax.

IV.	Exempt Status

The Plan constitutes an unfunded supplemental retirement plan and is fully exempt from Parts 2, 3, and 4 of Title I of ERISA. The Plan shall be governed and construed in accordance with Title I of ERISA.

V.	Indemnification

The Plan Administrator, employees, officers and directors of the Company shall not be held liable for, and shall be indemnified and held harmless by the Company against, any loss, expense or liability relating to the Plan which arises from any action or determination made in good faith.

VI.	Amendment and Termination

The Company has established the Plan with the intention and expectation to maintain the Plan for an indefinite period of time. However, Alberto-Culver Company, through action by either the Compensation Committee or the Board of Directors of the Alberto-Culver Company, reserves the right to amend or to terminate the Plan at any time without Participant or Beneficiary consent. No amendment, however, may reduce the balance in a Participant’s account. Participants and Beneficiaries shall be notified of such amendment or termination as soon as reasonably practical, but any delay in giving such notice shall not affect the effectiveness of the amendment or termination. The Company shall have the absolute right to pay each Participant his/her entire vested interest in the Plan in a single-sum upon termination of the Plan.

VII.	Miscellaneous

7.1	Nonassignability

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be nonassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to garnishment, seizure or sequestration for the payment of any debts owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the foregoing, the Company shall have the right to offset any amount owed to it against the amount payable to a Participant or his Beneficiary, or to defer payment until any dispute with respect to any amount owed has been resolved.

7.2	No Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Company and the Participant, and neither the Participant nor the Participant’s Beneficiary shall have any rights against the Company except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge him/her at any time.

7.3	Participant Litigation

In any action or proceeding regarding the Plan, Participants, employees or former employees of the Company, their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan.

7.4	Participant and Beneficiary Duties

Persons entitled to benefits under the Plan shall file with the Plan Administrator from time to time such person’s post office address and each change of post office address. Each such person entitled to benefits under the Plan also shall furnish the Plan Administrator with all appropriate documents, evidence, data or information which the Plan Administrator considers necessary or desirable in administering the Plan.

7.5	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Illinois to the extent not pre-empted by the laws of the United States.

7.6	Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

7.7	Notices

Any notice or filing required or permitted to be given to the Plan Administrator or the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to the Alberto-Culver Company at its principal executive offices attention Plan Administrator with a copy to the General Counsel of Alberto-Culver Company. Notices shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Any notice required or permitted to be given to a Participant shall be sufficient if in writing and hand delivered or sent by first class mail to the Participant at the last address listed on the records of the Company.

7.8	Successors

The provisions of this Plan shall bind and inure to the benefit of Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.